UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 12, 2006 (September 6, 2006)
King Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Tennessee	001-15875	54-1684963

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Fifth Street, Bristol, Tennessee	37620

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (423) 989-8000
N/A

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
Ex-2.1 Purchase Agreement
Ex-99.1 Press Release

Item 1.01. Entry Into a Material Definitive Agreement.
          On September 6, 2006, King Pharmaceuticals, Inc., a Tennessee corporation (the “Company”), King Pharmaceuticals Research and Development, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“King R&D”, and together with the Company, “King”) and Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Ligand”) entered into a Purchase Agreement (the “Purchase Agreement”), pursuant to which King has agreed to acquire all of Ligand’s rights in and to Avinza® (morphine sulfate extended-release capsules) in the United States, its territories and Canada, including, among other things, all Avinza® inventory, equipment, records and related intellectual property, and assume certain liabilities as set forth in the Purchase Agreement (collectively, the “Transaction”). In addition, King has, subject to the terms and conditions of the Purchase Agreement, agreed to offer employment following the closing of the Transaction (the “Closing”) to certain of Ligand’s existing sales representatives that support the sale of Avinza® or otherwise reimburse Ligand for certain agreed upon severance arrangements offered to any such non-hired representatives.
          Pursuant to the Purchase Agreement, at Closing, Ligand will be paid a $265 million cash payment (the “Closing Payment”), $15 million of which will be funded into an escrow account to support any indemnification claims made by King following the Closing, and King will assume certain liabilities, including a product-related liability owed by Ligand to Organon Pharmaceuticals USA Inc. (“Organon”) of approximately $48 million. The Closing Payment will be increased, and the corresponding liability assumed by King at Closing reduced, by the amount of any payments made by Ligand to Organon for this liability prior to Closing. The Closing Payment is also subject to adjustment based on Ligand’s ability to reduce wholesale and retail inventory levels of Avinza® to certain targeted levels by Closing in accordance with the Purchase Agreement.
          King has also agreed to pay Ligand, in addition to assuming existing royalty obligations owed to Organon and other third parties, a 15% royalty on King’s annual net sales of Avinza® or any reformulation or derivation thereof for the first 20 months following the later of the Closing or January 1, 2007, and, thereafter through November 25, 2017, as follows:
[o]	if annual net sales are $200 million or less, 5% of all such net sales;

[o]	if annual net sales exceed $200 million but do not exceed $250 million, 10% of all such net sales; and

[o]	if annual net sales exceed $250 million, 10% on all net sales up to and including $250 million, plus 15% of net sales in excess of $250 million.
          In connection with the Transaction, the Company has committed to loan Ligand, at Ligand’s option, $37.75 million (the “Loan”). If the Loan is drawn by Ligand, amounts outstanding thereunder would be subject to certain market terms, including a 9.75% interest rate and a security interest in Ligand’s assets other than those related to Avinza®. Upon Closing, accrued interest on the Loan would be forgiven and the outstanding principal amount due thereunder would be credited against the Closing Payment. If the Loan is drawn by Ligand and the Closing does not occur, accrued interest and the outstanding principal amount due thereunder would become due on January 1, 2007.
          Also in connection with the Transaction, the Company entered into a Contract Sales Force Agreement (the “Sales Agreement”) with Ligand, pursuant to which the Company has agreed to conduct a detailing program to promote the sale of Avinza® for an agreed upon fee, subject to the terms and conditions of the Sales Agreement. Pursuant to the Sales Agreement, the Company has agreed to perform certain minimum monthly product details, which are to commence no later than October 1, 2006 and continue for a period of six months following such date or until the Closing or earlier termination of the Purchase Agreement. Following the initial term, Ligand may, at its option, extend the term of the Sales Agreement for an additional one-month period. The Company believes the amount payable to the Company pursuant to the Sales Agreement will not be material to the Company.
          King and Ligand have made customary representations, warranties and covenants in the Purchase Agreement. In addition, pursuant to the Purchase Agreement, Ligand is subject to certain contractual restrictions on its ability to (1) solicit, initiate or facilitate any Acquisition Proposal (as defined in the Purchase Agreement), (2) provide non-public information or participate in discussions or negotiations with third parties relating to any Acquisition Proposal, and (3) enter into any agreement with respect to any Acquisition Proposal. Each of the foregoing contractual restrictions is subject to a “fiduciary-out” provision that allows Ligand, after it has provided notice to King, to (1) provide certain information and participate in discussions with respect to an Acquisition Proposal if Ligand’s board of directors determines that there is a reasonable likelihood that such proposal could led to a Superior Proposal (as defined in the Purchase Agreement), (2) change its recommendation to its stockholders and enter into an agreement with respect to an Acquisition Proposal that its board of directors determines constitutes a Superior Proposal, (3) change its recommendation to its stockholders if its board of directors determines that doing so is consistent with its fiduciary duties to its stockholders under applicable laws, and (4) take and disclose to its stockholders a position with respect to any tender offer or exchange offer by a third party or amend or withdraw such position.
          The Purchase Agreement may be terminated by either King or Ligand if the Closing has not occurred by December 31, 2006, or upon the occurrence of certain customary matters. In addition, if the Purchase Agreement is terminated under certain circumstances, including a determination by Ligand’s board of directors to accept an Acquisition Proposal it determines to be a Superior Proposal, Ligand has agreed to pay King a termination fee of $12 million. The Closing is subject to certain closing conditions, including, but not limited to, Ligand stockholder approval of the Transaction, the conversion or redemption prior to Closing of all of Ligand’s outstanding 6% Convertible Subordinated Notes due 2007, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and certain other customary closing conditions.
          The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.
          The Purchase Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The Purchase Agreement contains representations and warranties the parties thereto made to, and solely for the benefit of, each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Purchase Agreement. Accordingly, the investors and security holders should not rely on the representations and warranties as characterizations of the present state of facts, since they were only made as of the date of the Purchase Agreement and as of the Closing. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 8.01 Other Events
          On September 7, 2006, the Company issued the press release furnished herewith as Exhibit 99.1 announcing that it had entered into the Purchase Agreement.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits
2.1	Purchase Agreement, by and between Ligand Pharmaceuticals Incorporated, King Pharmaceuticals, Inc. and King Pharmaceuticals Research and Development, Inc., dated as of September 6, 2006*

99.1	Press release of King Pharmaceuticals, Inc. dated September 7, 2006.

*	Schedules 1.1(b) (Pre-Existing Assigned Contracts), 2.6 (Royalties) and 2.8(b) (Inventory Value Adjustments) are attached to end of the Purchase Agreement. All other schedules to the Purchase Agreement are not material and have been omitted in reliance on Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 12, 2006	KING PHARMACEUTICALS, INC.
	By:	/s/ Joseph Squicciarino
Joseph Squicciarino
Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description

2.1	Purchase Agreement, by and between Ligand Pharmaceuticals Incorporated, King Pharmaceuticals, Inc. and King Pharmaceuticals Research and Development, Inc., dated as of September 6, 2006*

99.1	Press release of King Pharmaceuticals, Inc. dated September 7, 2006.

*	Schedules 1.1(b) (Pre-Existing Assigned Contracts), 2.6 (Royalties) and 2.8(b) (Inventory Value Adjustments) are attached to end of the Purchase Agreement. All other schedules to the Purchase Agreement are not material and have been omitted in reliance on Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.